Exhibit 99.3

Noble Innovations Displays its New Viridian Tankless Water Heaters at International Building Industry Show in Las Vegas

Noble Innovations, Inc. (OTCBB:NOBV) announced today that its management team has just returned from the National Association of Home Builders’ International Builders’ Show® in Las Vegas, Nevada, where it displayed its Viridian® whole-house, electric tankless water heater products. In the midst of the most severe housing downturn in recent years, 60,000 building industry professionals attended the four day show (Jan 20 – 23) and took advantage of more than 250 educational sessions and exhibits showcasing products and services from more than 1,600 U.S. and international manufacturers.

According to James Cole, President and CEO of Noble Innovations, “Even with the slowness in the economy, many energy and water saving ‘green-conscious’ products are experiencing tremendous growth in sales to builders. Because of this, twice as many manufacturers showcased green product lines this year.” Cole added, “In speaking with the builders, many spoke of the importance of attending this show to best prepare themselves with the latest information about new products, industry services and market trends, so they will be ready when the demand for new housing returns.”

Fred Huggins, VP, Sales and Marketing for Noble Innovations commented, “Although new homes starts are down from prior years, nearly every builder in America is considering the energy, water, material and space saving benefits of electric and gas tankless water heaters. These products have become one of the most demanded new items for energy efficient, ‘green’ homes and remodeling projects. Every builder that we spoke with was delighted to learn of the many residential and light commercial applications for Viridian tankless water heaters—even those from the northern states and Canada.” Huggins continued, “The International Builders’ Show provided our sales team four great days to introduce thousands of builders, developers, architects, remodelers and distributors to Viridian high quality, electric tankless water heaters.”

Noble Innovations, Inc., which initially launched its energy efficient line of Truly Tankless™ water heaters at the 2008 International Builders’ Show, has continued building its sales network with wholesale plumbing distributors, manufacturers representatives and builders throughout North America. The company’s new Viridian electric tankless water heaters are over 99% efficient and when installed near the kitchen and bath can help save nearly 10,000 gallons of water annually, per household.

Although the company’s product line is new, Viridian tankless water heaters are already considered by many builders to be one of the industry's best options for whole-house, electric water heating and an excellent alternative to gas tankless water heaters in many markets. In addition to the IBS show, the company’s sales plans include product displays at the upcoming Kitchen & Bath Industry Show in Atlanta (www.kbis.com), and other national and regional building and plumbing products shows in 2009.

About Noble Innovations, Inc.

Noble Innovations was founded to research, develop, manufacture, market and sell products using various technologies generally classified as "green-conscious." Noble Innovations intends to supply products that deliver increased functionality and energy efficiency to consumers. The company's first product is the new Viridian high-quality, whole house, electric tankless water heater. For more information, see www.ViridianTankless.com.

About The International Builders’ Show

The International Builders' Show is the largest annual construction show in the world - nearly a million square feet of the latest and most advanced building products and services ever assembled. Showcased are all of the latest innovations for the building industry. For more information, see www.buildersshow.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: actual "green" products being identified and produced; Noble`s ability to commence operations; actual revenues resulting from its green products; costs and difficulties related to seeking investment candidates and raising of capital; access to corporate financing, costs, delays and any other difficulties related to Noble`s business plan, risks and effects of legal administrative proceedings and governmental regulations; future financial operational results; competition; general economic conditions, and the ability to manage and continue growth. Should one or more of Noble`s underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Noble makes in this news release include market conditions and those set forth in reports or documents Noble files from time to time with the United States Securities and Exchange Commission. Noble undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Noble Innovations, Inc., Phoenix

James A. Cole, 602-455-0507

Fax: 602-233-3434

jcole@noblecares.com

Source: Business Wire (February 2, 2009 - 6:06 AM EST)

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